MAXXON, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

     This agreement ("Agreement"), made as of the 1st day of February, 1998, by and between MAXXON, INC. ("MAXXON") and Vicki Pippin("Optionee").

     1. The Option. In consideration of the sum of $10 and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Maxxon hereby grants to Optionee an option to purchase 300,000 shares of common stock of Maxxon in accordance with the Agreement.

     2. Option Exercise Price. The exercise price is $0.50 per share, subject to adjustment as provided in this Agreement. The parties acknowledge that the fair market value on the date hereof is $.50 per share.

     3. Exercise of the Option. The Option may be exercised at any time, and from time to time, in whole or in part, on or before February 1, 2008, as provided in Paragraph 8 below. The Option shall be exercised by Optionee given Maxxon written notice of exercise ("Notice") in accordance with Paragraph 9 hereof, accompanied by a check in payment of the full exercise price for the number of shares of common stock specified in the Notice or other form of payment as may be agreed upon by all parties. In the event that any business combination or other acquisitive transaction occurs during the term of this Agreement when any of the Options hereby granted remain unexercised and outstanding, the occurrence of such a transaction shall automatically result in the exercise of such unexercised Options, with the exercise price being paid either by cash or by the reduction in the number of Option shares issuable in an amount determined by deducting the exercise price from the total consideration payable to Optionee had all the unexercised Options been exercised immediately before the consummation of that transaction. It is the purpose of this provision to insure the Optionee that all of the Options hereby granted are considered exercised and the shares issuable upon the exercise be deemed to be issued and outstanding immediately prior to the consummation thereof but with the exercise price being paid in any form of consideration, including a reduction in the number of shares attributable to this Option, so that the Optionee enjoys the full value of the Option shares less the exercise price. Maxxon shall promptly deliver certificates representing the shares of common stock to Optionee; provided that if the Optionee is required by any law or regulation to take any action with respect to such shares before their transfer, then the date of delivery thereof shall be extended for the period necessary to take such action.

     4. Adjustment Provisions. If, prior to the expiration of the Option, there shall be any change in the stated capital of the shares covered by this Option, to the extent the Option has not been exercised, the exercise price payable therefor and the number of shares shall in each instance be adjusted as follows:

          (a) If a share dividend is declared on the common stock, there shall be added to the shares under this Option, the number of shares, which would have been issuable to Optionee had it been the holder of record of the number of shares then under Option but not theretofore purchased and issued hereunder. Such additional shares resulting from such share dividend shall be delivered proportionately from time to time without additional cost upon the exercise of this Option. Any distribution to the holders of the common stock, other than

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     a  distribution  of cash as a dividend  out of surplus or net  profits or a distribution by way of the granting of rights to subscribe, shall be treated as a share dividend.

          (b) If an increase has been effected in the number of outstanding shares of common stock by reason of a subdivision of such shares, the number of shares which may thereafter be purchased under this Option shall be the number of shares which would have been received by Optionee on such subdivision had it been the holder of record of the number of shares then under Option but not theretofore purchased and issued hereunder. In such event, the price per share under this Option shall be proportionately adjusted.

          (c) If there is any capital reorganization or reclassification of the stated capital of Maxxon, or any consolidation or merger of Maxxon with any other corporation or corporations, or the sale or distribution of all or substantially all of Maxxon's property and assets, adequate provisions shall be made by Maxxon, so that there shall remain and be substituted under this Option the shares, securities or assets which would have been issuable or payable in respect of or in exchange for the common stock then remaining under this Option and not theretofore purchased and issued hereunder, Optionee shall have a right thereto as if Optionee had been the owner of such shares on the applicable record date. Any shares so substituted under this Option shall be subject to adjustment as provided in this Paragraph in the same manner and to the same effect as the common stock covered by this Option.

     5. No Rights in Option Stock. Optionee shall have no rights as a shareholder in respect of shares as to which the Option shall not have been exercised and payment shall not have been received by Maxxon as herein provided, and Optionee shall have no rights with respect to such Shares other than those rights which are expressly conferred by this Agreement.

     6. Shares Reserved. The Optionee shall at all times during the term of this Agreement reserve and keep available such number of shares of common stock as will be sufficient to satisfy the requirements of this Agreement and shall pay all original issue taxes on the exercise of this Option and all other fees and expenses necessarily incurred in connection therewith.

     7. Non-Assignability. This Option shall not be encumbered, assigned, transferred or disposed of in whole or in part.

     8. Term. The Option, to the extent not previously exercised, shall expire at 5:00 PM Eastern Daylight Time on January 31, 2008.

     9. Miscellaneous.

     9.1 Entire Agreement. This Option is granted pursuant to the Maxxon, Inc. 1998 Incentive Stock Option Plan ("Plan"). All the terms and conditions under the Plan are incorporated herein by reference. This Agreement and the Plan constitutes the entire agreement between the parties hereto with

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respect to the matters  provided  for herein and  supersedes  all prior  written agreements between the parties with respect thereto. This Agreement may not be altered, amended, canceled or terminated except by a written agreement signed by Optionee and Maxxon. The Plan may be altered in accordance with its terms, and every alteration in the Plan not involving the exercise price or the number of Option shares shall be incorporated herein by reference, but the number of shares and the exercise price hereof shall not be altered without the consent of Optionee, except as provided by and in effect under the Plan on the date of grant of this Option.

     9.2 Notices. All notices under or in conjunction with this Agreement shall be in writing, delivered in person against a receipt therefor or sent by telex, certified, or registered mail, return receipt requested, with postage prepaid to the address set forth under the signatures below or to such other address as a party may designate in a notice given in accordance with the provisions of this Section. All notices shall be deemed given when received in any written form or 5 days after the notice is mailed.

     9.3 Captions and Titles; Counterpart Execution. Captions and titles have been inserted in this Agreement for the benefit of the parties in referring to this Agreement but shall not be construed or interpreted as part of this Agreement. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same agreement.

     9.4 Construction. All conflicts between this Option Agreement and the Plan shall be resolved in accordance with the Plan. This Agreement was negotiated, executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the internal laws of the State of Oklahoma.

     9.5 Waiver. The failure by any part to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

MAXXON, INC.                                         OPTIONEE:

BY________________________                           _______________________

Gifford Mabie, President                             Vicki Pippin
8908 South Yale, Suite 409                           8908 South Yale, Suite 409
Tulsa, Oklahoma 74137                                Tulsa, Oklahoma 74137-3545

918-492-2560 fax                                     _______________________Fax